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Exhibit 21.1

        Upon the consummation of the Reorganization, the "significant subsidiaries," as such term is defined in Rule 1-02(w) of Regulation S-X, of ILFC Holdings, Inc. will be:

Name of Significant Subsidiary	State/Jurisdiction of Incorporation
International Lease Finance Corporation	California
Whitney Leasing Limited	Bermuda

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  Exhibit 21.1